UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 6, 2007 (July 5, 2007)

SAMSONITE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

575 West Street, Suite 110 Mansfield, Massachusetts	02048
(Address of principal executive offices)	(Zip Code)

(508) 851-1400

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 5, 2007, Samsonite Corporation, a Delaware corporation (the “Company”), announced that the Company entered into an Agreement and Plan of Merger, dated as of July 5, 2007, among Cameron 1 S.a.r.l., a Luxembourg corporation (“Parent”) and an entity controlled by CVC Capital Partners (“CVC”), Cameron Acquisitions Corporation, a Delaware corporation (the “Merger Sub”), and the Company (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. A copy of the Merger Agreement and of the press release announcing the execution of the Merger Agreement are attached hereto as EXHIBIT 2.1 and EXHIBIT 99.1, respectively.

Under the terms of the Merger Agreement, which was unanimously approved by the Company’s Board of Directors, upon the consummation of the Merger, each holder of common stock of the Company (the “Common Stock”) will be entitled to receive $1.49 per share in cash (without interest). The Company’s Board of Directors received an opinion from Merrill Lynch International that $1.49 per share is fair, from a financial point of view, to the holders of the Common Stock.

Pursuant to the Merger Agreement, each outstanding option to purchase shares of Common Stock and each outstanding warrant for shares of Common Stock, whether or not vested or exercisable, will be canceled in exchange for a cash payment equal to the excess, if any, of $1.49 over the exercise price per share of that option or warrant, multiplied by the number of underlying shares.

Concurrently with the execution of the Merger Agreement, entities controlled by Ares Management LLC, Bain Capital Partners, LLC and Teachers’ Private Capital, the private investment arm of Ontario Teachers’ Pension Plan (“Principal Shareholders”) who collectively own approximately 85% of the Common Stock, have agreed to approve the transaction and have entered into a written consent and voting agreement with CVC in this regard (the “Written Consent and Voting Agreement”). The Written Consent and Voting Agreement provides, among other things, that the Principal Shareholders will deliver written consents approving the Merger. As a result of the Written Consent and Voting Agreement, no further stockholder action will be required to adopt the Merger Agreement or approve the Merger. The Company will file with the Securities and Exchange Commission and mail to its stockholders, as promptly as practicable, an information statement describing the Merger Agreement and the Merger. The Merger cannot be consummated until at least 20 days after the date the Company mails the information statement to its stockholders. If the Merger Agreement is terminated in connection with a Company Superior Proposal (as defined in the Merger Agreement), the Written Consent and Voting Agreement will also be terminated.

The Merger is expected to close during the fourth quarter of 2007 and is subject to customary closing conditions, including regulatory review in the United States and Europe. CVC has received “certain funds” debt financing commitments from third-party financing sources and, accordingly, closing is not subject to the receipt of financing.

The Merger Agreement contains certain termination rights for Parent, Merger Sub and the Company, and further provides that, upon termination of the Merger Agreement under specified circumstances, including if the Board of Directors of the Company terminates the Merger Agreement to pursue an unsolicited Company Superior Proposal, the Company will be required to pay Parent a termination fee of $50 million.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement. A copy of the Merger Agreement is attached hereto as EXHIBIT 2.1. The Merger Agreement has been included to provide information regarding its terms and is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this Current Report on Form 8-K and in other public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 5, 2007, among Cameron 1 S.a.r.l., Cameron Acquisitions Corporation and Samsonite Corporation.*

99.1	Press Release issued by Samsonite Corporation dated July 5, 2007.

*   Schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation

By	/s/ Richard H. Wiley
Name: Richard H. Wiley
Title: Chief Financial Officer, Treasurer
and Secretary

Date: July 6, 2007 (July 5, 2007)

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 5, 2007, among Cameron 1 S.a.r.l., Cameron Acquisitions Corporation and Samsonite Corporation.*

99.1	Press Release issued by Samsonite Corporation dated July 5, 2007.

*  Schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.